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                                                                 EXHIBIT 10.15


               AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES

                       (A DEVELOPMENT STAGE ENTERPRISE)

        DESCRIPTION OF TERMS OF SIGNING LETTER WITH DONALD W. WARKENTIN
                              DATED JUNE 7, 1995


Base salary at an annual rate of $200,000 per year, with an increase effective 1/1/96 to $220,000.

$150,000 signing bonus payable on first anniversary date with TDS.

1995 guaranteed bonus of $40,000 and maximum bonus of $60,000.

Target bonus opportunity of 35% of base salary, starting in 1996.

Participation in the TDS Long Term Incentive Plan until such time as American Portable Telecommunications, Inc. ("APT") is taken public. In the event APT is taken public, participation in the APT stock option program, with the unvested portion of the TDS Stock Option Grant offset by the APT Stock Option Grant.